UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 28, 2023

TKO Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41797	92-3569035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Fifth Avenue, 7th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 558-8333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	TKO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01	Other Events.

Pursuant to the terms of the Stipulation and Order Regarding Notice of certain fee payments described below, as approved by the Delaware Court of Chancery on September 28, 2023, TKO Group Holdings, Inc. is providing the following update.

On January 13, 2023, World Wrestling Entertainment, Inc. (“WWE”) stockholders Carole Casale and Chrystal Lavalle filed a stockholder derivative action on behalf of WWE and against Vincent McMahon (“McMahon”) for alleged breach of his fiduciary duty of loyalty, styled Casale v. McMahon, C.A. No. 2023-0039-JTL (Del. Ch.), in the Delaware Court of Chancery (the “Casale Action”). On March 6, 2023, another WWE stockholder, Dennis Palkon, filed a stockholder derivative action raising similar allegations on behalf of WWE and against McMahon and two additional defendants claimed to have aided and abetted McMahon, styled Palkon v. McMahon, C.A. No. 2023-0274-JTL (Del. Ch.), in the Delaware Court of Chancery (the “Palkon Action”).

On March 20, 2023, WWE entered into a reimbursement agreement with McMahon whereby: (i) McMahon would pay WWE approximately $17.4 million to reimburse WWE for the costs that had been incurred and paid by WWE and/or its subsidiaries, through January 31, 2023, in connection with and/or arising from the investigation conducted by a special committee of WWE’s board of directors, related revisions to WWE’s financial statements, and other related matters; (ii) McMahon would review in good faith and reimburse WWE for additional costs incurred by WWE and/or its subsidiaries subsequent to January 31, 2023 (or that have been incurred by WWE and/or its subsidiaries and not yet paid as of January 31, 2023), in connection with and/or arising from the same matters; (iii) McMahon would be released by WWE regarding the recovery of the costs described above; and (iv) WWE would be released by McMahon regarding the investigation and related matters described above.

Also on March 20, 2023, McMahon and WWE filed answers to the operative complaint in the Casale action, and McMahon raised an affirmative defense claiming:

Plaintiffs’ claims are, in whole or in part, moot because Defendant has entered into an agreement with [WWE] . . . to reimburse [WWE] for all costs incurred and paid to date and . . . all future costs incurred by [WWE] in connection with or arising out of, among other things, the Special Committee’s investigation, the accounting errors described in [WWE] securities filings on August 16, 2022, allegations against Defendant regarding sexual harassment, assault or discrimination and investigations by governmental agencies into such matters.

On March 23, 2023, McMahon made the $17.4 million payment pursuant to the Agreement.

On May 3, 2023, on stipulation by the parties, the Delaware Court of Chancery entered an order that, among other things, consolidated the Casale Action and Palkon Action into one consolidated action, dismissed the consolidated action with prejudice as to the named plaintiffs on the grounds of mootness, and retained jurisdiction over the consolidated action solely for purposes of adjudicating any application related to an award of attorneys’ fees and expenses for counsel for Plaintiffs.

In lieu of an application for attorneys’ fees and expenses and after engaging in arms’-length negotiations, McMahon agreed to make a payment to plaintiffs’ counsel in the amount of $2.0 million in attorneys’ fees (inclusive of expenses). The Court has not been asked to review, and will pass no judgment on, the payment of a fee or its reasonableness.

Within three business days after this Current Report on Form 8-K (“Form 8-K”) has been filed with the Securities and Exchange Commission, WWE will file an affidavit with the Court certifying that the Form 8-K has been filed and, after the affidavit has been filed, the consolidated action will be closed for all purposes, and the Court will no longer retain jurisdiction over it.

Plaintiffs Casale and Lavalle are represented by Joseph Christensen of Christensen & Dougherty LLP, 1000 N. West Street, Suite 1200, Wilmington, DE 19801, (302) 212-4330. Plaintiff Palkon is represented by Gregory Varallo and Daniel Meyer of Bernstein Litowitz Berger & Grossmann LLP, 500 Delaware Avenue, Suite 901, Wilmington, Delaware 19801, (302) 364-3600. McMahon is represented by Michael Pittenger, T. Brad Davey, and Eric Nascone of Potter Anderson & Corroon LLP, 1313 N. Market Street, Wilmington, DE 19801, (302) 984-6000, and WWE is represented by Daniel Kramer, Richard Tarlowe, and Gregory Laufer of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, (212) 373-3000, and Matthew Stachel of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 500 Delaware Avenue, Suite 200, P.O. Box Wilmington, Delaware 19899-0032, (302) 655-4410.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TKO GROUP HOLDINGS, INC.

By:	/s/ Andrew Schleimer
Name:	Andrew Schleimer
Title:	Chief Financial Officer

Date: September 29, 2023